Exhibit 99.1

Monster Worldwide Reports First Quarter 2015 Results

•	First Quarter Highlights:

◦	Company Exceeds Expectations on EBITDA, EPS and Cash Flow

▪	Consolidated Adjusted EBITDA of $27 Million; Careers – North America EBITDA Margin of 27%

▪	Non-GAAP EPS of $0.08; GAAP EPS of $0.09

▪	Cash Flow From Operations Increased 40% Year-Over-Year to $27 Million

◦	Consolidated Bookings Increased 1% Year-Over-Year at Constant Currency

▪	Core Careers – North America Bookings Grew 6%

◦	Revenue of $184 Million Increased 1% Sequentially at Constant Currency

◦	Completes Sale of Majority of Interest in Australian Joint Venture for $9 Million

◦	“All the Jobs, All the People” Strategy Gaining Significant Traction with Continued Introduction of New Strategic Products

◦	“Reallocate to Accelerate” Program Substantially Complete

◦	Reiterates Q4 2015 EBITDA Margin Guidance of 18-22%
Weston, MA, May 7, 2015 — Monster Worldwide, Inc. (NYSE:MWW) today reported financial results for the first quarter ended March 31, 2015.
“Our first quarter profitability, cash flow and leverage metrics all exceeded our expectations,” said Tim Yates, President and Chief Executive Officer. “The bookings momentum we saw in our core North American Careers segment continued from previous quarters with 6% year-over-year growth. While we are pleased with the recent bookings trends, and expect them to continue, revenue growth and sales execution continues to be a primary focus. We welcome the addition of Paul Forte, a veteran sales leader, as our new head of North American sales. Bookings in our International segment increased 2% on a constant currency basis. We are confident that our new strategic products combined with our traditional core products provide a superior competitive solution for our customers. Our EBITDA margins expanded to 14.7% and we are confident we will continue to improve margins going forward, and we remain on track to achieve our 18-22% target exiting this year’s fourth quarter.”
During the quarter, we had a number of important business highlights including:

•	Debuted “All the Jobs” strategy for seekers with the unveiling of 3 million more jobs on Monster.com

•	Newly released Responsive Designed Homepage in the U.S. offers one site for every screen

•	Introduced Monster Social Job Ads in North America, a next generation social recruitment advertising solution

•	Launched new advertising campaign targeting Millennials, the single largest segment of the U.S. workforce for the next 2 decades

These initiatives are beginning to have a positive impact on our traffic metrics, particularly on North American organic traffic.
Tim Yates also commented: “Our actions in the first quarter demonstrate our commitment to our previously articulated capital allocation policies. Net debt decreased and leverage ratios improved, partially as a result of the sale of the majority of our interest in our break-even joint venture in Australia. We will continue to review other non-core assets.”
First Quarter 2015 Results
Revenue of $184 million decreased 7% compared to last year’s first quarter and 3% on a constant currency basis. Revenue in the first quarter of 2014 was $198 million. Revenue from the Company’s Careers – North America operations decreased 4% year-over-year and revenue from Careers – International decreased 13% year-over-year and 1% on a constant currency basis. Internet Advertising & Fees revenue and operating results are now being reported within the Careers – North America segment. Historical quarterly revenue data is available in the Company’s supplemental financial information.
Total GAAP operating expenses decreased to $193 million compared to $199 million in the first quarter of 2014. Net income attributable to Monster for the first quarter of 2015 was $8 million, or $0.09 per share, compared to net income attributable to Monster of $2 million, or $0.02 per share in the first quarter of 2014.
Non-GAAP net income attributable to the Company was $7 million, or $0.08 per share, compared to $7 million, or $0.08 per share in the first quarter of 2014. Non-GAAP operating expenses of $168 million decreased 8% year over year. Adjusted EBITDA margin of 15% was led by Careers – North America with a 27% margin. Pro-forma items are described in the "Notes Regarding the Use of Non-GAAP Financial Measures" and are reconciled to the GAAP measure in the accompanying tables.
Net cash provided by operating activities in the quarter was $27 million and free cash flow was $19 million. Deferred revenue grew sequentially to $304 million or 1% compared to $301 million as of

December 31, 2014. The Company ended the quarter with total available liquidity of approximately $170 million.
Reallocate to Accelerate

On February 10, 2015, the Company committed to implement a series of cost savings initiatives to reduce costs globally while continuing to support the Company’s new strategy. The initiatives include a global workforce reduction of approximately 300 associates, lease exit costs, impairment of certain assets, and office and general expense controls. Through March 31, 2015, approximately 200 associates in North America and Europe have been impacted, and the Company has incurred $20 million of charges relating to this program. These charges have been excluded from the Company’s non-GAAP financial statements for the three months ended March 31, 2015. The Company anticipates additional charges of approximately $3 million to $5 million in the second and third quarters of 2015 in connection with this program.

Segment Change

The Company has combined certain functions to better align resources and drive growth. As a result, the Internet Advertising & Fees segment has been combined with the Careers – North America segment. More specifically, Military.com will be managed by the Government Solutions business and Fastweb and Monster.com’s consumer advertising business will now be included in the Company’s core North American results.

Guidance
Second quarter 2015 Non-GAAP EPS from continuing operations is expected to be in the range of $0.07 to $0.11, which excludes $4 million to $5 million of stock-based compensation, $1.2 million of non-cash debt discount amortization related to the convertible debt and restructuring charges related to the Reallocate to Accelerate program.
The Company expects to exit 2015 with a fourth quarter EBITDA margin of between 18-22%.
Historical data on Non-GAAP EPS is available in the Company’s supplemental financial information.

Conference Call and Webcast
First quarter 2015 results will be discussed on Monster Worldwide’s quarterly conference call on May 7, 2015 at 8:30 AM ET. A live webcast of the conference call can be accessed online through the Investor Relations section of the Company’s website at http://ir.monster.com. To join the conference call by telephone, please dial (888) 317-6003 or (412) 317-6061 and reference conference ID# 0430146. A presentation of financial slides will be referenced during the conference call and will be viewable through the live webcast. A PDF of the financial presentation can also be accessed directly through the Company’s Investor Relations website at http://ir.monster.com.
The Company has also made available certain supplemental financial information which can be accessed directly through the Company’s Investor Relations website at http://ir.monster.com.
For a replay of the conference call, please dial (877) 344-7529 or (412) 317-0088 and reference ID# 10064152. This number is valid until midnight on May 15, 2015.

Contacts
Investors: Mike McGuinness, (212) 351-7110, michael.mcguinness@monster.com
Media:     Matt Anchin, (212) 351-7528, matt.anchin@monster.com

About Monster Worldwide
Monster Worldwide, Inc. (NYSE: MWW) is a global leader in connecting people to jobs, wherever they are. For more than 20 years, Monster has helped people improve their lives with better jobs, and employers find the best talent. Today, the company offers services in more than 40 countries, providing some of the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities. Monster continues its pioneering work of transforming the recruiting industry with advanced technology using intelligent digital, social and mobile solutions, including our flagship website monster.com® and a vast array of products and services. For more information visit http://monster.com/about.

Special Note: The statements in this release that are not strictly historical, including, without limitation, statements regarding the Company’s strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties and, therefore, actual results may differ materially from what is expressed or implied herein and no assurance can be given that the Company will achieve, among other things, its outlook with respect to earnings per share for the second quarter 2015 and EBITDA margin for the fourth quarter 2015. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition, and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on the forward-looking statements in this release as they reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements contained in this release or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain Non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.

Non-GAAP revenue, operating expenses, operating income, operating margin, net income, and diluted earnings per share attributable to Monster Worldwide, Inc. all exclude certain proforma adjustments including: non-cash stock based compensation expense; costs incurred in connection with the Company’s restructuring programs; non-cash impairment charges; amortization of the debt discount and deferred financing costs associated with our 3.50% convertible senior notes due 2019; write-off of deferred financing costs relating to our former credit facility, amended in October 2014; income tax benefits associated with the reversal of income tax reserves on uncertain tax positions and a tax benefit related to certain losses arising from the Company’s restructuring programs; income tax provisions for increased valuation allowances on deferred tax assets; gain on deconsolidation of subsidiaries and tax provisions thereon; gain on partial sale of an equity method investment and tax provisions thereon; and charges related to exited facilities and acquisition related costs.

In the first quarter of the calendar year 2015, the Company began to utilize a fixed long-term projected non-GAAP tax rate for reporting operating results and for planning, forecasting, and analyzing future periods. This change provides better consistency across the interim reporting periods by eliminating the effects of non-recurring and period-specific items. When projecting this long-term rate, the Company evaluated a five-year financial projection comprising the current and the next four years that exclude the income tax effects of the non-GAAP pre-tax adjustments described above, eliminates the effects of non-recurring and period specific items which can vary in size and frequency, and is reflective of the anticipated future geographic mix of income among tax jurisdictions. The projected rate also assumes no new acquisitions or disposals in the five-year period, eliminates the effect of tax valuation allowances, and takes into account other factors including the Company’s current tax structure, its existing tax positions in various jurisdictions and key legislation in major jurisdictions where the Company operates. The non-GAAP tax rate is 35%. The Company intends to re-evaluate this long-term rate on an annual basis or if any significant events that may materially affect this long-term rate occur. This long-term rate could be subject to change for a variety of reasons, which may include (but are not limited to) for example, significant changes in the geographic earnings mix including future acquisition or disposition activity, having less income than anticipated, or fundamental tax law changes in major jurisdictions where the Company operates.

The Company uses these Non-GAAP measures for reviewing the ongoing results of the Company’s core business operations and in certain instances, for measuring performance under certain of the Company’s incentive compensation plans. These Non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as operating income or loss before depreciation and amortization, non-cash compensation expense, non-cash impairment charges, and non-cash costs incurred in connection with the Company’s restructuring programs. Adjusted EBITDA excludes the impact of the pro-forma adjustments discussed above. The Company considers EBITDA and Adjusted EBITDA to be an important indicator of its operational strength which the Company believes is useful to management and investors in evaluating its operating performance. EBITDA and Adjusted EBITDA are non-GAAP measures and may not be comparable to similarly titled measures reported by other companies.

Free cash flow is defined as cash flow from operating activities less capital expenditures. Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment. Free cash flow reflected herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash and securities are defined as cash and cash equivalents plus short-term and long-term marketable securities, less total debt. Total available liquidity is defined as cash and cash equivalents, plus short-term and long-term marketable securities, plus unused borrowings under our credit facility. The Company considers net cash and securities and total available liquidity to be important measures of liquidity and indicators of its ability to meet its ongoing obligations. The Company also uses net cash and securities and total available liquidity, among other measures, in evaluating its choices for capital deployment. Net cash and securities and total available liquidity are presented herein as non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

MONSTER WORLDWIDE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenue	$183,693	$198,149
Salaries and related	93,746	101,999
Office and general	46,042	55,207
Marketing and promotion	33,161	41,413
Restructuring and other special charges	20,222	—
Total operating expenses	193,171	198,619
Operating loss	(9,478)	(470)
Gain on partial sale of equity method investment	8,849	—
Gain on deconsolidation of subsidiaries, net	—	11,828
Interest and other, net	(3,107)	(1,323)
(Loss) income before income taxes and loss in equity interests	(3,736)	10,035
(Benefit from) provision for income taxes	(13,145)	6,663
Loss in equity interests, net	(220)	(133)
Net income	9,189	3,239
Net income attributable to noncontrolling interest	(1,019)	(1,174)
Net income attributable to Monster Worldwide, Inc.	$8,170	$2,065

Basic earnings per share attributable to Monster Worldwide, Inc.	$0.09	$0.02

Diluted earnings per share attributable to Monster Worldwide, Inc.	$0.09	$0.02

Weighted average shares outstanding:
Basic	89,137	91,102
Diluted	91,474	94,416

EBITDA:
Operating loss	$(9,478)	$(470)
Depreciation and amortization of intangibles	11,807	12,519
Stock-based compensation	4,465	8,173
Restructuring non-cash expenses	4,226	—
EBITDA	$11,020	$20,222

MONSTER WORLDWIDE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2015	2014
Cash flows provided by operating activities:
Net income	$9,189	$3,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,807	12,519
Provision for doubtful accounts	323	316
Stock-based compensation	4,465	8,173
Deferred income taxes	3,933	3,893
Non-cash restructuring charges	4,226	—
Loss in equity interests, net	220	133
Gain on deconsolidation of subsidiaries	—	(13,647)
Amount reclassified from accumulated other comprehensive income	—	1,819
Gain on partial sale of equity method investment	(8,849)	—
Excess income tax benefit from equity compensation plans	—	(130)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(255)	14,501
Prepaid and other	(4,298)	(14,838)
Deferred revenue	9,946	(964)
Accounts payable, accrued liabilities and other	(3,948)	3,893
Total adjustments	17,570	15,668
Net cash provided by operating activities	26,759	18,907
Cash flows (used for) provided by investing activities:
Capital expenditures	(7,945)	(10,700)
Payments for acquisitions, net of cash acquired	—	(27,005)
Investment in Alma Career Oy	—	(6,516)
Cash funded to equity investee and other	976	(729)
Capitalized patent defense costs	(2,263)	—
Cash received from partial sale of equity investment	9,128	—
Net cash used for investing activities	(104)	(44,950)
Cash flows provided by (used for) financing activities:
Proceeds from borrowings on credit facilities	31,600	78,800
Payments on borrowings on credit facilities	(31,600)	—
Payments on borrowings on term loan	(2,250)	(1,875)
Fees paid on the issuance of debt	(997)	—
Repurchase of common stock	—	(39,653)
Tax withholdings related to net share settlements of restricted stock awards and units	(5,494)	(1,427)
Excess income tax benefit from equity compensation plans	—	130
Net cash (used for) provided by financing activities	(8,741)	35,975
Effects of exchange rates on cash	(1,981)	118
Net increase in cash and cash equivalents	15,933	10,050
Cash and cash equivalents, beginning of period	94,297	88,581
Cash and cash equivalents, end of period	$110,230	$98,631

Free cash flow:
Net cash provided by operating activities	$26,759	$18,907
Less: Capital expenditures	(7,945)	(10,700)
Free cash flow	$18,814	$8,207

MONSTER WORLDWIDE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2015	December 31, 2014
Assets:

Cash and cash equivalents	$110,230	$94,297
Accounts receivable, net	275,539	282,523
Property and equipment, net	117,203	119,729
Goodwill and intangibles, net	565,592	571,124
Investment in unconsolidated affiliates	18,832	20,700
Other assets	116,069	128,778
Total Assets	$1,203,465	$1,217,151

Liabilities and Stockholders’ Equity:

Accounts payable, accrued expenses and other current liabilities	$160,821	$159,027
Deferred revenue	303,535	300,724
Current portion of long-term debt	10,125	9,563
Long-term income taxes payable	37,550	54,636
Long-term debt, net, less current portion	200,055	201,821
Other long-term liabilities	18,125	16,635
Total Liabilities	$730,211	$742,406

Stockholders' Equity	473,254	474,745
Total Liabilities and Stockholders' Equity	$1,203,465	$1,217,151

MONSTER WORLDWIDE, INC.
UNAUDITED NON-GAAP STATEMENTS OF OPERATIONS AND RECONCILIATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31, 2015				Three Months Ended March 31, 2014
	As Reported	Non-GAAP Adjustments		Consolidated Non-GAAP	As Reported	Non-GAAP Adjustments		Consolidated Non-GAAP
Revenue	$183,693	$—		$183,693	$198,149	$—		$198,149
Salaries and related	93,746	(4,465)	a	89,281	101,999	(8,173)	a	93,826
Office and general	46,042	—		46,042	55,207	(6,349)	c	48,858
Marketing and promotion	33,161	—		33,161	41,413	—		41,413
Restructuring and other special charges	20,222	(20,222)	b	—	—	—		—
Total operating expenses	193,171	(24,687)		168,484	198,619	(14,522)		184,097
Operating (loss) income	(9,478)	24,687		15,209	(470)	14,522		14,052
Operating margin	(5.2%)			8.3%	(0.2%)			7.1%
Gain on partial sale of equity method investment	8,849	(8,849)	e	—	—	—		—
Gain on deconsolidation of subsidiaries, net	—	—		—	11,828	(11,828)	d	—
Interest and other, net	(3,107)	1,284	f	(1,823)	(1,323)	—		(1,323)
(Loss) income before income taxes and loss in equity interests	(3,736)	17,122		13,386	10,035	2,694		12,729
(Benefit from) provision for income taxes	(13,145)	17,831	g	4,686	6,663	(2,580)	h	4,083
Loss in equity interests, net	(220)	—		(220)	(133)	—		(133)
Net income	9,189	(709)		8,480	3,239	5,274		8,513
Net income attributable to noncontrolling interest	(1,019)	—		(1,019)	(1,174)	—		(1,174)
Net income attributable to Monster Worldwide, Inc.	$8,170	$(709)		$7,461	$2,065	$5,274		$7,339
Diluted earnings per share attributable to Monster Worldwide, Inc.:	$0.09	$(0.01)		$0.08	$0.02	$0.06		$0.08
Weighted average shares outstanding:
Diluted	91,474	—		91,474	94,416	—		94,416

Note Regarding Non GAAP Adjustments:
The financial information included herein contains certain non-GAAP financial measures. This information is not intended to be used in place of the financial information prepared and presented in accordance with GAAP, nor is it intended to be considered in isolation. We believe that the above presentation of non-GAAP measures provide useful information to management and investors regarding certain core operating and business trends relating to our results of operations, exclusive of certain restructuring related and other special charges.
Non GAAP adjustments consist of the following:

a	Costs related to stock based compensation.

b	Restructuring related charges pertaining to the cost reduction plan announced in February 2015.

c	Charges related to exited facilities primarily associated with the move to our new corporate headquarters in Weston, Massachusetts.

d	Gain on deconsolidation of subsidiaries, net

e	Gain on the sale of the majority of our interest in an equity method investment during Q1 2015.

f	Non-GAAP interest expense related to the debt discount and amortization of the deferred financing costs related to the convertible notes due December 2019.

g
Beginning Q1 2015, the non-GAAP income tax provision is calculated using a fixed long-term projected non-GAAP tax rate of 35% as applied to the non-GAAP pre-tax income. Please refer to the notes to the financial supplement for full explanation of non-GAAP measures.

h	Non-GAAP adjustment includes tax provision for gain on deconsolidation of subsidiaries, net during Q1 2014.

MONSTER WORLDWIDE, INC.
UNAUDITED NON-GAAP OPERATING SEGMENT INFORMATION
(in thousands)

Three Months Ended March 31, 2015	Careers - North America	Careers - International	Corporate Expenses	Total
Revenue	$122,392	$61,301		$183,693
Operating income (loss) - GAAP	$13,338	$(12,918)	$(9,898)	$(9,478)
Non-GAAP Adjustments	12,508	9,798	2,381	24,687
Operating income (loss) - Non-GAAP	$25,846	$(3,120)	$(7,517)	$15,209
EBITDA	$26,546	$(7,840)	$(7,686)	$11,020
Non-GAAP Adjustments	6,831	8,576	589	15,996
Adjusted EBITDA	$33,377	$736	$(7,097)	$27,016
Operating margin - GAAP	10.9%	(21.1)%		(5.2)%
Operating margin - Non-GAAP	21.1%	(5.1)%		8.3%
EBITDA margin	21.7%	(12.8)%		6.0%
Adjusted EBITDA margin	27.3%	1.2%		14.7%
Three Months Ended March 31, 2014	Careers - North America	Careers - International	Corporate Expenses	Total
Revenue	$127,545	$70,604		$198,149
Operating income (loss) - GAAP	$15,811	$(5,289)	$(10,992)	$(470)
Non-GAAP Adjustments	6,112	2,159	6,251	14,522
Operating income (loss) - Non-GAAP	$21,923	$(3,130)	$(4,741)	$14,052
EBITDA	$25,934	$1,658	$(7,370)	$20,222
Non-GAAP Adjustments	3,302	215	2,832	6,349
Adjusted EBITDA	$29,236	$1,873	$(4,538)	$26,571
Operating margin - GAAP	12.4%	(7.5)%		(0.2)%
Operating margin - Non-GAAP	17.2%	(4.4)%		7.1%
EBITDA margin	20.3%	2.3%		10.2%
Adjusted EBITDA margin	22.9%	2.7%		13.4%